Exhibit 99.1

Cancer Genetics Announces Second Quarter 2013 Financial Results

Quarterly revenue growth accelerates to 60% YoY

Excluding grant revenue, quarterly revenue grew 90% YoY

Gross margin improved to 30% from 5% in the year ago period

Quarterly clinical test volume increased 97% YoY

RUTHERFORD, NJ, August 5, 2013 /Business Wire/ — Cancer Genetics, Inc. (OTCQB: CGIX) (“CGI” or the “Company”), an emerging leader in DNA-based cancer diagnostics, reported financial results for the second quarter ended June 30, 2013.

Second Quarter Financial Highlights:

Revenue for the second quarter of 2013 increased 60% to $1.8 million, compared with $1.1 million in the second quarter of 2012.

Clinical test volume increased 97% to 3,204 tests in the second quarter, compared with 1,623 tests in the second quarter of 2012.

Gross profit increased 792% to $553,000 in the second quarter, from $62,000 for the same period of 2012, while gross margin improved to 30% compared to 5% in the second quarter of 2012 and 12% for the first quarter of 2013.

Operating expenses were unchanged at $2.3 million in the second quarter, compared to the same period of 2012. R&D expense for the second quarter decreased 13% to $456,000, compared to $527,000 in the second quarter of 2012. Sales and marketing expense increased 19% to $447,000 in the second quarter, from $376,000 in the year-ago period.

Loss from operations in the second quarter decreased 22% to $1.7 million, compared to $2.2 million in the same period of 2012.

Adjusted for one-time IPO-related debt conversion costs, net loss for the second quarter was $2.3 million, compared to a net loss of $1.9 million, in the second quarter of 2012. This increase in loss was primarily the result of expense related to a $170,000 decrease in the fair value of derivative warrant liability, as compared with $1.5 million in non-cash income related to an increase in fair value of derivative warrant liability in the second quarter of 2012. Interest expense decreased from $1.1 million in the second quarter of 2012 to $388,000 in the second quarter of 2013. GAAP net loss for the second quarter of 2013 was $9.1 million compared to a loss of $1.9 million for the second quarter of 2012.

Six-Month Financial Highlights:

Revenue for the six months ended June 30, 2013 increased 54% to $3.1 million, compared with $2.0 million for the same period of 2012.

Clinical test volume increased 58% to 5,115 tests in the period, compared with 3,233 tests in the first six months of 2012.

Gross profit increased 847% to $701,000 for the six-month period ended June 30, 2013, from $74,000 for the same period of 2012, while gross margin improved to 23% compared to 4% in the first six months of 2012.

Operating expenses increased 16% to $4.7 million in the period, compared to $4.1 million in the first six months of 2012. R&D expense decreased 9% to $951,000, compared to $1.1 million in the same period of 2012. Sales and marketing expense increased 16% to $832,000 in the six-month period, from $716,000 in the year-ago period.

Loss from operations for the six months ended June 30, 2013 compared to the same period of 2012 remained unchanged at $4.0 million.

Adjusted for one-time IPO-related debt conversion costs, net income for the six months ended June 30, 2013 was $68,000, compared to a net loss of $2.9 million in the year-ago period. This was primarily the result of non-cash income related to changes in the fair value of derivative warrant liability and $664,000 received from the sale of certain state tax NOLs. Interest expense for the six-month period of 2013 decreased 14% to $1.7 million from $1.9 million in the six month period of 2012. As of the Company’s initial public offering in April 2013, $9.6 million of debt was converted to equity, which is expected to significantly decrease interest expense going forward. GAAP net loss for the six months ended June 30, 2013 was $6.8 million compared to a loss of $2.9 million for the same period in 2012.

In April, CGI completed a 690,000 share equity offering, including the 90,000 share overallotment option, for which the Company received gross proceeds of $6.9 million. After deducting transaction fees and offering-related expenses not previously paid, CGI netted approximately $5.0 million. As of June 30, cash-on-hand was $1.9 million, compared to $217,000 at March 31, 2013. Cash used in operations for the six months ended June 30, 2013 was $3.7 million, compared to $4.1 million cash used in the first six months of 2012.

Recent Business Highlights:

•	Completed global launch of new proprietary test for cervical cancer management, FHACT™. Study on FHACT™ published in collaboration with the National Cancer Institute.

•	Expanded clinical sales force with additions in Midwest and New York City; additional sales rep for Northern New Jersey in process.

•	Keith Brownlie, a former audit partner at Ernst & Young and its former Life Science Industry Leader for the New York Metro Area, became a member of CGI’s board and its audit committee.

Meetings & Presentations

•	Presenting at Rodman & Renshaw 15th Annual Healthcare Conference taking place September 8-10

•	Presenting at Aegis Capital Corp. 2013 Healthcare Conference taking place September 25-28

About Cancer Genetics

Cancer Genetics, Inc. (CGI) is an emerging leader in DNA-based cancer diagnostics and services some of the most prestigious medical institutions in the world. Our tests target cancers that are difficult to diagnose and predict treatment outcomes. These cancers include hematological, urogenital and HPV-associated cancers. We also offer a comprehensive range of non-proprietary oncology-focused tests and laboratory services that provide critical genomic information to healthcare professionals as well as biopharma and biotech. Our state-of-the-art reference lab is focused entirely on maintaining clinical excellence and is both CLIA certified and CAP accredited and has licensure from several states including New York State. CGI has established strong research collaborations with major cancer centers such as Memorial Sloan-Kettering, The Cleveland Clinic, Mayo Clinic and the National Cancer Institute. For further information, please see www.cancergenetics.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development and potential opportunities for Cancer Genetics, Inc. products and services, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to, statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights and other risks discussed in the Company’s Form 10-Q for the quarter ended June 30, 2013 and other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Cancer Genetics disclaims any obligation to update these forward-looking statements.

Contact:

Investor Relations

RedChip Companies, Inc.

Paul Kuntz, 800-733-2447, ext. 105

paul@redchip.com

Cancer Genetics, Inc. and Subsidiary

Consolidated Balance Sheets

	June 30, 2013 (Unaudited)	December 31, 2012
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,940,808	$819,906
Accounts receivable, net of allowance for doubtful accounts of $36,000	1,263,241	850,545
Other current assets	708,914	489,278

Total current assets	3,912,963	2,159,729

FIXED ASSETS, net of accumulated depreciation	856,433	964,923

OTHER ASSETS
Security deposits	1,564	1,564
Restricted cash	300,000	250,000
Loan guarantee and financing fees, net of accumulated amortization of 2013 $996,145; 2012 $929,498	892,855	1,907,502
Patents	348,828	324,764
Deferred offering costs	142,941	3,343,289

	1,686,188	5,827,119

Total Assets	$6,455,584	$8,951,771

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable and accrued expenses	$2,743,141	$4,578,761
Obligations under capital leases, current portion	16,211	17,158
Deferred revenue	318,781	468,010
Notes payable, current portion	1,564,014	3,836,567
Line of credit	7,996,500	2,871,200

Total current liabilities	12,638,647	11,771,696
Obligations under capital leases	—	7,490
Deferred rent payable	167,543	164,298
Notes payable, long-term	—	2,440,683
Line of credit	—	6,000,000
Warrant liability	518,000	12,549,000

Total liabilities	13,324,190	32,933,167
STOCKHOLDERS’ DEFICIT
Series A Preferred Stock, authorized 588,000 shares $0.0001 par value (converted to common stock on April 10, 2013), 587,691 shares issued and outstanding in 2012	—	59
Series B Preferred Stock, authorized 2,000,000 shares $0.0001 par value (converted to common stock on April 10, 2013), 1,821,600 shares issued and outstanding in 2012	—	182
Common stock, authorized 100,000,000 and 24,000,000 shares, respectively, $0.0001 par value, 4,316,691 and 1,349,936 shares issued and outstanding as of June 30, 2013 and December 31, 2012, respectively	432	135
Additional paid-in capital	48,864,777	24,970,255
Treasury stock	—	(17,442)
Accumulated deficit	(55,733,815)	(48,934,585)

Total Stockholders’ Deficit	(6,868,606)	(23,981,396)

Total Liabilities and Stockholders’ Deficit	$6,455,584	$8,951,771

Cancer Genetics, Inc. and Subsidiary

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenue	$1,831,649	$1,148,475	$3,050,316	$1,983,227
Cost of revenues	1,279,274	1,085,633	2,349,294	1,908,685

Gross profit	552,375	62,842	701,022	74,542

Operating expenses:
Research and development	455,570	526,730	950,597	1,050,241
Sales and marketing	446,468	376,281	831,955	715,849
General and administrative	1,384,123	1,393,495	2,961,374	2,329,652

Total operating expenses	2,286,161	2,296,506	4,743,926	4,095,742

Loss from operations	(1,733,786)	(2,233,664)	(4,042,904)	(4,021,200)

Other (expense) income:
Interest expense	(389,319)	(1,082,797)	(1,683,308)	(1,947,778)
Interest income	744	—	1,354	—
Debt conversion costs	(6,849,830)	—	(6,849,830)	—
Change in fair value of warrant liability	(170,000)	1,456,000	5,129,000	3,036,000

Total other (expense) income	(7,408,405)	373,203	(3,402,784)	1,088,222

Loss before income taxes	(9,142,191)	(1,860,461)	(7,445,688)	(2,932,978)
Income tax provision (benefit)	—	—	(663,900)	—

Net loss	$(9,142,191)	$(1,860,461)	$(6,781,788)	$(2,932,978)

Basic net loss per share	$(2.29)	$(1.38)	$(2.54)	$(2.19)

Diluted net loss per share	$(2.29)	$(2.32)	$(4.46)	$(4.20)

Basic Weighted Average Shares Outstanding	3,985,663	1,346,124	2,667,799	1,337,702

Diluted Weighted Average Shares Outstanding	3,985,663	1,429,735	2,667,799	1,421,313

Cancer Genetics, Inc. and Subsidiary

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)	$(6,781,788)	$(2,932,978)
Adjustments to reconcile net (loss) to net cash used in operating activities:
Depreciation	151,066	173,496
Amortization	7,615	7,614
Provision for bad debts	—	(4,543)
Equity-based consulting and compensation expenses	215,219	564,684
Equity-based research and development expenses	74,650	—
Change in fair value of warrant liability	(5,129,000)	(3,036,000)
Amortization of loan guarantee and financing fees	612,605	547,381
Accretion of discount on debt	581,193	928,463
Deferred rent	3,245	4,741
Deferred initial public offering costs expensed	617,706	—
Write-off of debt conversion costs	6,849,830	—
Change in working capital components:
Accounts receivable	(412,696)	(43,211)
Other current assets	(219,636)	(205,525)
Accounts payable, accrued expenses and deferred revenue	(335,837)	(105,807)

Net cash (used in) operating activities	(3,765,828)	(4,101,685)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed assets	(42,576)	(27,333)
Patent costs	(31,679)	(149,000)
Increase in restricted cash	(50,000)	(50,000)

Net cash (used in) investing activities	(124,255)	(226,333)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on capital lease obligations	(8,437)	(21,474)
Proceeds from initial public offering of common stock, net of offering costs	5,054,514	—
Payment of equity issuance costs for secondary public offering	(92,941)	(1,286,199)
Proceeds from warrant exercises	96,000	619,980
Proceeds from borrowings on notes payable	—	3,000,000
Principal payments on notes payable	(38,151)	—

Net cash provided by financing activities	5,010,985	2,312,307

Net increase (decrease) in cash and cash equivalents	1,120,902	(2,015,711)
CASH AND CASH EQUIVALENTS
Beginning	819,906	2,417,256

Ending	$1,940,808	$401,545

SUPPLEMENTAL CASH FLOW DISCLOSURE
Cash paid for interest	$489,509	$484,936

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Warrants issued for financing fees	$47,000	$601,000
Warrants issued with debt	—	940,000
Warrants issued for debt guarantee fee	—	755,000
Accrued offering costs	50,000	1,140,626
Offering costs discounted	733,250	—
Accrued expenses reclassified as derivative warrant liability	221,000	148,000
Accrued expenses recorded as financing fees	—	274,000
Retirement of treasury stock	17,442	—
Conversion of notes payable, lines of credit and accrued interest to common stock	9,364,300	—
Conversion of preferred stock to common stock	241	—
Reclassification of derivative warrants	7,170,000	—
Reclassification of deferred offering costs to additional paid in capital	1,992,333	—

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP ADJUSTED NET LOSS

	For the Three Months Ended
	June 30,
	2013	2012
Net Loss	(9,142)	(1,860)

Adjustments to Net Loss
One-Time Debt Conversion Costs	(6,850)	—

Adjusted Net Loss	(2,292)	(1,860)

The non-GAAP metric above is not a substitute for GAAP but is viewed as useful by management this quarter because of its recent IPO.

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP ADJUSTED NET INCOME (LOSS)

	For the Six Months Ended
	June 30,
	2013	2012
Net Loss	(6,782)	(2,933)

Adjustments to Net Loss
One-Time Debt Conversion Costs	(6,850)	—

Adjusted Net Income (Loss)	68	(2,933)

The non-GAAP metric above is not a substitute for GAAP but is viewed as useful by management this quarter because of its recent IPO.

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